Exhibit 99.4

SELLAS Life Sciences Group Ltd and subsidiaries

Unaudited Condensed Consolidated Balance Sheets

(in thousands of U.S. dollars, except per share and share amounts)

	September 30, 2017	December 31, 2016
Assets
Current assets:
Cash and cash equivalents	$2,369	$5,962
Restricted cash	85	85
Prepaid expenses	12	258
Other current assets	62	74

Total current assets	2,528	6,379

Property and equipment, net	—	—
Deferred tax asset	34	41

Total assets	$2,562	$6,420

Liabilities and shareholders’ deficit
Current liabilities:
Current portion of convertible debt	$—	$1,709
Accounts payable and accrued expenses	4,042	4,007
Income tax payable	127	42

Total current liabilities	4,169	5,758

Convertible debt, net of current portion	5,962	5,659
Long-term debt	—	—

Total liabilities	$10,131	$11,417

Commitments and contingencies
Shareholders’ equity (deficit)
Common shares (par value $10.00; authorized, 80,000; issued and outstanding, 75,999 (December 2016: 28,830))	$760	$288
Additional paid-in capital	37,071	25,146
Accumulated deficit	(45,400)	(30,431)

Total shareholders’ deficit	(7,569)	(4,997)

Total liabilities and shareholders’ deficit	$2,562	$6,420

See accompanying notes to these unaudited interim condensed consolidated financial statements.

SELLAS Life Sciences Group Ltd and subsidiaries

Unaudited Condensed Consolidated Statements of Operations

(in thousands of U.S. dollars)

	Nine Months Ended September 30,
	2017	2016
Operating expenses:
Research and development	$5,079	$7,293
General and administrative	9,039	2,290

Loss from operations	(14,118)	(9,583)

Other expenses:
Interest expense	360	897
Other expenses	288	6
Foreign exchange losses, net	23	102

Total other expenses	671	1,005

Loss before income taxes	(14,789)	(10,588)

Income tax expense	180	1

Net loss	$(14,969)	$(10,589)

See accompanying notes to these unaudited interim condensed consolidated financial statements.

SELLAS Life Sciences Group Ltd and subsidiaries

Unaudited Condensed Consolidated Statements of Changes in Shareholders’ Deficit

(in thousands of U.S. dollars, except share amounts)

	Common stock		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount
Balance at December 31, 2016	28,830	288	25,146	(30,431)	(4,997)

Net loss				(14,969)	(14,969)
Shares issued in connection with amendment to MSK license	200	2	829	—	831
Shares issued upon extinguishment of debt	7,513	75	1,219	—	1,294
Shares issued upon sale of common shares	34,882	349	5,658	—	6,007
Shares issued in connection with settlement of related party payables	2,197	22	467	—	489
Shares issued upon vesting of restricted stock units	2,377	24	(24)	—	—
Share-based compensation	—	—	3,776	—	3,776

Balance at September 30, 2017	75,999	760	37,071	(45,400)	(7,569)

See accompanying notes to these unaudited interim condensed consolidated financial statements.

SELLAS Life Sciences Group Ltd and subsidiaries

Unaudited Condensed Consolidated Statements of Cash Flows

(in thousands of U.S. dollars)

	Nine Months Ended September 30,
	2017	2016
Cash flows from operating activities
Net loss	$(14,969)	$(10,589)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	—	2
Share based compensation expense	3,776	—
Loss on extinguishment of payable to MSK	365	—
Loss on extinguishment of related party payable	269	—
Fair value of shares issued to MSK	325	—
Non-cash interest expense	258	897
Amortization of research and development expense	257	—
Deferred tax expense	7	(22)
Changes in:
Prepaid expenses	—	(447)
Accounts payable and accrued expenses	377	1,896
Income taxes payable	85	23
Other current assets	3	—

Net cash used in operating activities	$(9,247)	$(8,240)

Cash flows from financing activities
Proceeds from issuance of long-term debt	—	16,800
Proceeds from sale of common stock	6,007	—
Repayment of long-term debt	(353)	—

Net cash provided by financing activities	$5,654	$16,800

Net decrease in cash and cash equivalents	(3,593)	8,560
Cash and cash equivalents, beginning of period	5,962	1,397

Cash and cash equivalents, end of period	$2,369	$9,957

See accompanying notes to these unaudited interim condensed consolidated financial statements.

SELLAS Life Sciences Group Ltd and subsidiaries

Notes to the Unaudited Interim Condensed Consolidated Financial Statements

(expressed in U.S. Dollars, except share and per share amounts)

1. Description of business and liquidity

SELLAS Life Sciences Group Ltd (the “Company”) is a development-stage biopharmaceutical company focused on novel cancer immunotherapeutics for a broad range of cancer indications. SELLAS’ product candidate, galinpepimut-S (“GPS”), is a cancer immunotherapeutic agent licensed from Memorial Sloan Kettering Cancer Center, or MSK, that targets the Wilms tumor 1 (“WT1”) protein. GPS has completed Phase 2 clinical trials and has Phase 3 clinical trials planned (pending funding availability) for two indications, acute myeloid leukemia (“AML”) and malignant pleural mesothelioma (“MPM”), and is also in development as a potential treatment for multiple myeloma and ovarian cancer.

Merger Agreement

On August 7, 2017, Galena Biopharma, Inc., a Delaware corporation (“Galena”), the Company, a Bermuda exempted company, Sellas Intermediate Holdings I, Inc., a Delaware corporation and a wholly owned subsidiary of Galena (“Holdings I”), Sellas Intermediate Holdings II, Inc., a Delaware corporation and a wholly owned subsidiary of Holdings I (“Holdings II”) and Galena Bermuda Merger Sub, Ltd., a Bermuda exempted company and a wholly owned subsidiary of Holdings II (“Merger Sub”), entered into an Agreement and Plan of Merger and Reorganization, which was amended on November 5, 2017 and approved by Galena’s stockholders on December 29, 2017 (the “Merger Agreement”), pursuant to and following which, on December 29, 2017, Merger Sub merged with and into the Company, with the Company becoming an indirect wholly owned subsidiary of Galena and the surviving corporation of the merger (the “Merger”). The Company and Merger Sub are both Bermuda exempted companies, and the Merger also occurred pursuant to a statutory merger agreement governed by Bermuda law (the “Bermuda Merger Agreement”). The Company’s shareholders and Galena treated the Merger as a taxable sale and purchase of the shares of the Company for all U.S. federal, state and local income tax purposes unless otherwise required by applicable legal requirements. The Merger is not a taxable transaction to stockholders of Galena, and the shares of Galena common stock, par value $0.0001 per share (the “Common Stock”), held by Galena stockholders remain outstanding after the Merger.

On December 29, 2017, 94,966 outstanding shares of the Company were converted into 4,178,219, shares of Common Stock based on an exchange ratio of 43.9972 per share (the “Exchange Ratio”) after giving effect to a 1-for-30 reverse stock split of the Common Stock that was effected prior to the Merger (the “Reverse Stock Split”). The 290 unvested shares of the Company’s restricted stock units (“RSUs”), were converted into RSUs to be settled in 12,758 shares of Common Stock. The warrants to acquire 7,186 common shares of the Company became exercisable for 316,163 shares of Common Stock. Immediately following the consummation of the Merger, Galena and the Company’s securityholders own approximately 32.5% and 67.5% of the aggregate number of shares of Common Stock, respectively, calculated on a fully diluted basis for the continuing company, except for the exclusion of the impact of 85,229 out-of-the money Galena warrants (the “Significantly Out-of-the-Money Galena Warrants”).

Following consummation of the Merger, the name of the combined company became SELLAS Life Sciences Group, Inc. and shares of the continuing company are trading on the NASDAQ Capital Market under a new ticker symbol, SLS. Although Galena is considered to be the legal acquiror of the Company, the Company is considered the accounting acquiror of Galena and therefore the Merger was accounted for as a “reverse acquisition.”

Liquidity

Since its inception, the Company has devoted substantially all of its efforts to organizing the Company and raising capital, acquiring its drug development programs and preparing for and advancing its product candidates into clinical development.

The Company is subject to risks common to companies in the development stage, including, but not limited to successful development of therapeutics, obtaining additional funding, protection of proprietary therapeutics, compliance with government regulations, fluctuations in operating results, dependence on key personnel and collaborative partners, and risks associated with industry changes.

The Company has financed its operations to date primarily with the proceeds from equity contributions and the sale of convertible notes and other loans. The Company’s long-term success is dependent upon its ability to successfully develop and market any of its current or future product candidates, obtain additional capital when needed, earn revenue, and ultimately achieve profitable operations. The Company anticipates that it will be several years before its WT1 vaccine product candidate, GPS, is approved and the Company begins to generate revenue from sales; accordingly, management expects to incur substantial losses on the ongoing development of GPS and does not expect to achieve positive cash flows from operations for the foreseeable future.

SELLAS Life Sciences Group Ltd and subsidiaries

Notes to the Unaudited Interim Condensed Consolidated Financial Statements

(expressed in U.S. Dollars, except share and per share amounts)

1. Description of business and liquidity (continued)

The Company has incurred consolidated net losses since inception and has a consolidated accumulated deficit and total shareholders’ deficit at September 30, 2017 and December 31, 2016 of $45.4 million and $30.4 million, respectively. In addition, the Company has convertible debt outstanding of $6.0 million as of September 30, 2017, that is due on May 7, 2019, and total current liabilities of approximately $4.2 million as of September 30, 2017. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might result from the outcome of this uncertainty.

This going concern assumption is based on management’s assessment of the sufficiency of the Company’s current and future sources of liquidity considering whether or not is probable the Company will be able to meet its obligations as they become due through October 2018, and if not, whether liquidation of the Company is imminent. Management believes that the Company’s cash of $2.4 million as of September 30, 2017, and the acquired cash in connection with the Merger, will be sufficient to fund its planned operations until April 30, 2018. Substantial additional financing will be needed by the Company to fund its operations thereafter and to commercially develop any current or future product candidates.

The Company currently does not have any commitments to obtain additional funds and may be unable to obtain sufficient funding in the future on acceptable terms, if at all. However, management is currently evaluating different strategies to obtain the required funding for future operations. These strategies may include, but are not limited to: private placements of equity and/or debt, payments from potential strategic research and development, licensing and/or marketing arrangements with pharmaceutical companies and public offerings of securities subsequent to the Merger. There can be no assurance that these future funding efforts will be successful. If the Company cannot obtain the necessary funding, it will need to delay, scale back or eliminate some or all of its research and development programs; consider other various strategic alternatives, including a merger or sale; or cease operations. However, at this stage management does not believe liquidation of the Company is imminent.

2. Basis of presentation and summary of significant accounting policies

Basis of presentation

The accompanying unaudited interim condensed consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”). In the opinion of management, the accompanying unaudited interim condensed consolidated financial statements include all normal and recurring adjustments (which consist primarily of accruals, estimates and assumptions that impact the financial statements) considered necessary to present fairly the Company’s financial position as of September 30, 2017 and its results of operations and cash flows for the nine months ended September 30, 2017 and 2016. Operating results for the nine months ended September 30, 2017 are not necessarily indicative of the results that may be expected for the year ending December 31, 2017. The interim financial statements, presented herein, do not contain the required disclosures under GAAP for annual financial statements. The accompanying unaudited interim condensed consolidated financial statements should be read in conjunction with the Company’s annual consolidated financial statements and related notes as of and for the year ended December 31, 2016 and 2015, included in the proxy statement/prospectus/consent solicitation statement dated November 6, 2017 and filed on November 8, 2017 by Galena with the Securities and Exchange Commission.

Use of estimates

The preparation of unaudited interim condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the reported amounts of revenues and expenses during the reporting period. Significant estimates and assumptions reflected in these consolidated financial statements include, but are not limited to, basis of preparation of these interim condensed consolidated financial statements (i.e., going concern), the accrual for research and development expenses, the valuation of common stock and restricted stock, and the grant date fair value of stock options. Estimates are periodically reviewed in light of changes in circumstances, facts and experience. Changes in estimates are recorded in the period in which they become known. Actual results could differ from such estimates.

SELLAS Life Sciences Group Ltd and subsidiaries

Notes to the Unaudited Interim Condensed Consolidated Financial Statements

(expressed in U.S. Dollars, except share and per share amounts)

2. Basis of presentation and summary of significant accounting policies (continued)

Fair value measurements

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value are performed in a manner to maximize the use of observable inputs and minimize the use of unobservable inputs. The accounting standard describes a fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value, which are the following:

Level 1 – Quoted prices in active markets that are accessible at the market date for identical unrestricted assets or liabilities.

Level 2 – Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs for which all significant inputs are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 – Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

U.S. GAAP requires disclosures of fair value information for certain financial instruments. For those financial instruments in which quoted market prices are not available, fair values are estimated by discounting future cash flows using current market rates or quoted market prices for similar obligations. Because considerable judgment is used, these estimates are not necessarily indicative of amounts that could be realized in a current market exchange.

At September 30, 2017 and December 31, 2016, the carrying amounts of cash and cash equivalents, restricted cash, accounts payable and accrued expenses approximated their estimated fair values due to the short-term nature of these financial instruments.

At September 30, 2017, the estimated fair value of the convertible debt was $ 5.9 million compared to its carrying value of $6.0 million. The fair value of the convertible debt is based on the discounted future cash flows using a discount rate derived from market interest rates based on the creditworthiness of the Company. The valuation of the convertible debt is classified within Level 3 of the hierarchy of fair value measurements.

Income taxes, including unrecognized tax benefits

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and the respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recorded when, after consideration of all positive and negative evidence, it is not more likely than not that the Company’s deferred tax assets will be realizable. When considering uncertainty in income taxes, the Company recognizes the benefit of tax positions to the extent that the benefit will more likely than not be realized. The determination as to whether the tax benefit will more likely than not be realized is based upon the technical merits of the tax position as well as consideration of the available facts and circumstances. Recognized tax positions are measured as the largest amount that is greater than 50 percent likely of being realized upon settlement. When and if the Company were to recognize interest and penalties related to unrecognized tax benefits, they would be reported as a component of income tax expense.

Risks and uncertainties

The Company is subject to risks common to companies in the pharmaceutical industry including, but not limited to, uncertainties related to commercialization of products, regulatory approvals, dependence on key products, third-party service providers such as contract research organizations and protection of intellectual property rights.

SELLAS Life Sciences Group Ltd and subsidiaries

Notes to the Unaudited Interim Condensed Consolidated Financial Statements

(expressed in U.S. Dollars, except share and per share amounts)

3. Collaboration and license agreements

MSK License Agreement

On May 25, 2017, the Company and MSK entered into an Amended and Restated Exclusive License Agreement (the “MSK A&R License Agreement”). Under the MSK A&R License Agreement, the Company expanded its license under the original MSK License Agreement, as amended, to include a license to commercially develop certain additional WT1 peptides through a program of exploiting certain patents and other rights covering such peptides.

The MSK A&R License Agreement, amongst others, added certain milestone payments for each additional patent licensed product as defined in the MSK A&R License Agreement, and amended the milestone payments due upon commencement of the Phase 3 AML and mesothelioma clinical trials from $0.3 million to $0.4 million. In consideration for the MSK A&R License Agreement, the Company issued 200 shares to MSK.

Pursuant to a side letter to the MSK A&R License Agreement, dated May 25, 2017 (the “MSK Side Letter”), MSK agreed to convert the next milestone payment of $0.2 million, which would be due June 30, 2017, into shares in the next private bridge financing (described in Note 7). Further, in consideration for the MSK Side Letter, Dr. Angelos M. Stergiou (M.D., Sc.D. h.c.), the Company’s Chief Executive Officer, co-founder and Vice Chairman of the Board, assigned 350 of his shares to MSK, for which Dr. Stergiou received no cash consideration.

Advaxis Collaboration Agreement

On February 24, 2017, the Company and Advaxis, Inc. (“Advaxis”) entered into a Research and Development Collaboration Agreement (the “Advaxis Agreement”), whereby both parties will collaborate in a research program to evaluate, through a “proof of principle” trial or trials (PoP Clinical Trial), a clinical candidate comprised of the combination of Advaxis’ proprietary Lm-based antigen delivery technology and the Company’s patented WT1 targeted heteroclitic peptide antigen mixture (Galinpepimut – S). The term of the Advaxis Agreement will expire upon the earlier of: (a) completion of the PoP Clinical Trial, (b) a decision by the parties to cease further development of the clinical candidate and (c) early termination of the Advaxis Agreement pursuant to the terms thereof.

The Advaxis Agreement provides for cost-sharing between the parties, with Advaxis being responsible for the costs of performing the research activities and filing any IND, cost-sharing for preparation of the IND, and SELLAS being responsible for the costs (exclusive of product costs) of conducting the PoP trial. SELLAS also agreed to make certain non-refundable milestone payments to Advaxis having an aggregate amount of up to $108.0 million, upon meeting certain clinical, regulatory and commercial milestones. In addition, if net sales exceed certain targets, the Company agreed to make non-refundable sales milestone payments up to $100.0 million and royalty payments based on specific royalty rates, with a maximum rate capped at a percentage rate in the low teens if net sales exceed $1.0 billion.

Management and Strategic Collaboration Agreement

On February 7, 2017, the Company and Equilibria Capital Management (“Equilibria”), a company incorporated in Bermuda and a significant shareholder of the Company entered into an amendment of the Equilibria Collaboration Agreement (the “First Addendum to Equilibria Collaboration Agreement”). Under the First Addendum to Equilibria Collaboration Agreement, in the event that the Company enters into a reverse merger transaction in lieu of an initial public offering, the incentive fee to Equilibria will be 2% of the post-merger fully diluted market value of the Company immediately after the closing of the reverse merger transaction, payable in a combination of cash and shares of the Company. The cash payment will be based on the per share price equaling the intrinsic value of the Company’s shares in the reverse merger transaction. The share-based component of the incentive fee would be based on the post-closing fully diluted number of shares outstanding.

In August 2017, the Company and Equilibria further amended the Equilibria Collaboration Agreement to fix the compensation payable to Equilibria in connection with the completion of the Merger, described above in Note 1. Accordingly, the Company may issue to Equilibria 2,919 of its common shares, in lieu of cash, immediately prior to completion of the Merger, which shares would then convert into Common Stock at the effective time of the Merger as payment in full of the 2% incentive fee due to Equilibria in connection with the Equilibria Collaboration Agreement. The Company may elect to pay this fee in cash, shares or a combination thereof.

SELLAS Life Sciences Group Ltd and subsidiaries

Notes to the Unaudited Interim Condensed Consolidated Financial Statements

(expressed in U.S. Dollars, except share and per share amounts)

4. Convertible debt

2015 Convertible Term Notes (“2015 Notes”)

On April 2, 2015, the Company issued an aggregate of $1.5 million in principal amount of convertible term notes to certain shareholders of the Company (the “2015 Shareholder Notes”) and on May 7, 2015, the Company issued a convertible term note in the principal amount of $5.0 million to EQC Biotech Sely I Fund (“EQC Sely I Fund”), a related party of the Company (the “2015 Sely Note” and, together with the 2015 Shareholder Notes, the “2015 Notes”). The holders of the 2015 Shareholder Notes include two of the significant shareholders and founding investors of the Company, Drs. Angelos M. Stergiou (M.D., ScD h.c.) and Miltiadis Sougioultzoglou (M.D.). The 2015 Notes were issued at par and bear an interest rate of 8%. The 2015 Shareholder Notes matured on April 2, 2017 and the 2015 Sely Note originally matured on May 7, 2017.

The terms of the 2015 Notes are such that upon a qualified initial public offering (“IPO”) as defined in the 2015 Notes, the 2015 Notes are mandatorily convertible into equity at a pre-agreed price or a 30% discount to the IPO price. Given the contingency involved in the terms and the adjustable conversion ratio, the Company is unable to calculate the shares that the holders would receive upon conversion at the commitment date. As such, the Company will recognize a beneficial conversion feature, if any, when the contingency resolves. In the event that a mandatory conversion does not take place, the principal amount plus any accrued interest under the 2015 Shareholder Notes will be payable on maturity, whereas under the 2015 Sely Note, EQC Sely I Fund may elect to extend the maturity of such note through to May 7, 2019. The election under the 2015 Sely Note must be made in writing at least 30 days prior to May 7, 2017, the original maturity date.

In the event of a sale of the Company prior to completing an IPO, EQC Sely I Fund, as a holder of the 2015 Sely Note, may at its option, elect to either receive the principal plus accrued interest or to receive shares under the same conversion terms as described above (including a 5-year warrant to purchase up to 50% of the number of common shares into which the 2015 Sely Note converts).

On February 8, 2017, the Company entered into the Clarification and Amendment Agreement (the “2015 Notes Clarification and Amendment Agreement”), whereby the terms of the 2015 Notes were clarified to include the situations in which the 2015 Sely Note would automatically convert to include merger or reverse-merger transactions entered into by the Company, such as the Merger Agreement, described in Note 1.

On April 3, 2017, EQC Sely I Fund, an affiliate of Equilibria, exercised its option under the 2015 Sely Note and extended the maturity of the 2015 Sely Note to May 7, 2019. There were no other changes made to the terms of the 2015 Sely Note as a result of this extension.

In August 2017, the Company and EQC Sely I Fund further amended the 2015 Sely Note to agree the number of shares issuable upon consummation of the Merger. Accordingly, contingent upon and effective immediately prior to completion of the Merger, the Company will issue to EQC Sely I Fund 14,372 of its common shares and 5-year warrants to purchase 7,186 of its common shares at a post-Merger price equal to 105% of the volume weighted average price of Galena common stock for the 30 calendar days following the closing date of the Merger (described above in Note 1), in full satisfaction of the 2015 Sely Note.

During the nine months ended September 30, 2017, the Company made $0.3 million and $0.2 million in principal and interest payments, respectively, to certain holders of the 2015 Shareholder Notes. The remaining outstanding principal and interest of $1.2 million and $0.1 million, respectively, was converted into 7,513 shares of the Company’s common stock.

SELLAS Life Sciences Group Ltd and subsidiaries

Notes to the Unaudited Interim Condensed Consolidated Financial Statements

(expressed in U.S. Dollars, except share and per share amounts)

5. Accounts payable and accrued expenses

Accounts payable and accrued expenses consisted of the following (in thousands):

	September 30, 2017	December 31, 2016
Compensation and related benefits	$—	$249
Accounting and professional fees	118	186
Research and development costs	1,169	2,496
License related costs	319	166
Legal fees	2,236	641
Business and development	127	84
Other	73	185

	$4,042	$4,007

6. Stock-based compensation

On November 1, 2016, the Board of Directors approved the Company’s Stock Incentive Plan #1 (the “Plan”) under which 4,310 shares were reserved for issuance. As of September 30, 2017, there were 1,343 available shares under the Plan for future issuances.

In accordance with the Plan, the Company’s employees, directors and consultants are eligible to receive non-qualified and incentive stock options and RSUs. The stock options generally vest over a 3-year period and expire 10 years from the date of the grant.

For the nine months ended September 30, 2017 and 2016, the Company recognized stock-based compensation expense related to the issuance of equity awards to employees and non-employees in the consolidated interim statements of operations as follows (in thousands):

	2017	2016
Research and development	$729	$—
General and administrative	3,047	—

	$3,776	$—

Stock Options

There were no stock options granted during the nine months ended September 30, 2017 and 2016. During the nine months ended September 30, 2017, stock options were cash settled for approximately $32,000. As such, the Company recognized all unamortized stock-based compensation expense including any incremental cash value in excess of the options estimated fair value at the time of settlement.

A summary of employee and non-employee option activity under the Plan is presented below:

	Number of options	Weighted average exercise price	Weighted average remaining contractual term (in years)	Aggregate intrinsic value
Balance as of January 1, 2017	1,257	$2,329	9.9	$—
Granted	—	—	—	—
Exercised	—	—	—	—
Cancelled or forfeited	(1,257)	2,239	—	—

Balance as of September 30, 2017	—	$—	—	$—

SELLAS Life Sciences Group Ltd and subsidiaries

Notes to the Unaudited Interim Condensed Consolidated Financial Statements

(expressed in U.S. Dollars, except share and per share amounts)

The fair value is being expensed over the vesting period of the options (generally 3 years) on a straight-line basis as the services are being provided. As of September 30, 2017, the Company had no unamortized compensation cost relating to employee and non-employee unvested stock options. Stock compensation costs have not been capitalized by the Company

RSUs with time-based conditions

Certain of the RSUs vest over a specified period of time, either ratably over three years from the date of issuance subject to the grantee’s continued service with the Company or in its entirety at the end of a required service period.

RSU activity for the RSUs with only a time-based condition for the nine months ended September 30, 2017 was as follows:

	Number of non-vested RSUs	Weighted average grant-date fair value
Balance as of January 1, 2017	1,054	$2,329
Granted	1,323	609
Cancelled	(1,323)	609
Vested	—	—

Balance as of September 30, 2017	1,054	$2,329

SELLAS Life Sciences Group Ltd and subsidiaries

Notes to the Unaudited Interim Condensed Consolidated Financial Statements

(expressed in U.S. Dollars, except share and per share amounts)

At September 30, 2017 there was no unamortized compensation cost related to unvested RSUs with only a time-based condition.

RSUs with time-based and performance-based conditions

In addition to the RSUs with time-based conditions, the Company granted RSUs subject to both time-based and performance-based vesting conditions to certain of its employees and non-employees pursuant to the Plan. These RSUs vest based on both (i) continued service either over a three-year measurement period or at the end of the required service period and (ii) the achievement of a liquidity event. The vesting dates for these RSUs are January 1, 2018, January 1, 2019, January 1, 2020 or February 27, 2018. The liquidity event, as defined in the relevant RSU grant agreements, will be satisfied upon the earlier of either: a) change of control or b) a qualified IPO.

RSU activity for the RSUs with both time-based and performance-based conditions for the nine months ended September 30, 2017 was as follows:

	Number of non-vested RSUs	Weighted average grant-date fair value
Balance as of January 1, 2017	466	$2,329
Granted	—	—
Cancelled or forfeited	(176)	2,329

Balance as of September 30, 2017	290	$2,329

The Company recognizes compensation expense related to these RSUs when the liquidity event is deemed probable. As such, no compensation expense was recorded during the nine months ended September 30, 2017, as the liquidity event is outside the Company’s control and not deemed probable until it occurs.

7. Share capital

The Company’s share capital consists of common shares with a par value of $10.00 per share. Holders of common shares are entitled to one vote for each share held. As of September 30, 2017 and December 31, 2016, the Company had 75,999 and 28,830 common shares outstanding, respectively.

On June 13, 2017, the Board of Directors approved a $7.3 million capital increase (the “Bridge Financing”), pursuant to which an aggregate of 42,395 shares were issued at a price per share equal to approximately $172.23.

As part of the Bridge Financing, an aggregate of $1.3 million (7,513 shares) was subscribed by certain shareholders who are also the holders of the 2015 Shareholder Notes. The cash proceeds were used to partially offset the principal and cumulative accrued interest due on the 2015 Shareholder Notes. Following the Bridge Financing, the Company extinguished in cash its remaining obligations on the 2015 Shareholder Notes, which included $0.3 million of principal and $0.2 million of cumulative accrued interest as of June 21, 2017.

The above events were considered to be an induced conversion and in extinguishment of the 2015 Shareholder Notes the Company realized a loss of $3.1 million. The Company considered the extinguishment to be a capital transaction and it was therefore recorded in the Company’s interim condensed consolidated statement of shareholders’ deficit.

Under the same valuation terms as the Bridge Financing, the Company issued 871 shares to MSK in cancellation of a $0.2 million milestone payment due June 30, 2017, as contemplated by the MSK Side Letter. In addition, the Company issued 684 shares in cancellation of a $0.1 million Equilibria management fee that was payable for March to June 2017, and 642 shares in cancellation of net compensation of $0.1 million due to Dr. Stergiou (M.D., Sc.D. h.c.), the Company’s Chief Executive Officer, co-founder and Vice Chairman of the Board.

In extinguishment of the payables to Equilibria, the Company realized a loss of $0.3 million. The loss was recorded in the Company’s consolidated interim statement of shareholders’ deficit as it was considered to be a capital transaction. In extinguishment of the payable to MSK and Dr. Stergiou, the Company realized a loss of $0.4 million and $0.2 million, respectively. The loss was recognized as research and development expense and compensation expense, respectively, in the Company’s consolidated interim statements of operations.

SELLAS Life Sciences Group Ltd and subsidiaries

Notes to the Unaudited Interim Condensed Consolidated Financial Statements

(expressed in U.S. Dollars, except share and per share amounts)

8. Subsequent events

The Company has evaluated subsequent events occurring through January 5, 2018, the date that these unaudited condensed interim consolidated financial statements were issued, and determined that the following subsequent events require disclosure in the Company’s unaudited interim condensed consolidated financial statements:

Merger Agreement

As discussed in greater detail within Note 1, the Company completed a reverse merger transaction with Galena on December 29, 2017, whereby the Company’s shareholders exchanged their common shares into 4,178,219, shares of Common Stock. Immediately following the consummation of the Merger, Galena and the Company’s securityholders own approximately 32.5% and 67.5% of the aggregate number of shares of Common Stock, respectively, calculated on a fully diluted basis for the continuing company, except for the exclusion of the impact of 85,229 out-of-the money Galena warrants (the “Significantly Out-of-the-Money Galena Warrants”).

Following consummation of the Merger, the name of the combined company became SELLAS Life Sciences Group, Inc. and shares of the continuing company are trading on the NASDAQ Capital Market under a new ticker symbol, SLS.

Memorial Sloan Kettering Cancer Center – Amended and Restated License

On October 11, 2017, the Company and MSK entered into a second Amended and Restated Exclusive License Agreement (the “Second MSK A&R License Agreement”). Under the Second MSK A&R License Agreement, the Company and MSK extended the dates for the Company to have obtained necessary financing, and certain milestone dates, in exchange for increased milestone payments, clarification regarding MSK’s anti-dilution rights, and termination of the MSK Side Letter dated May 25, 2017. In connection with the MSK A&R License Agreement, the Company issued 1,700 shares to MSK. Prior to the Merger, the Company issued an additional 175 shares to MSK in connection with their anti-dilution rights.